CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 29 to the Registration Statement on Form N-4 (No. 333-178750) (the “Registration Statement”) of our report dated February 21, 2023, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of retrospectively adopting ASU 2018-12: Targeted Improvements to the Accounting for Long-Duration Contracts discussed in Note 2, which is as of May 17, 2023, relating to the consolidated financial statements and financial statement schedules of Equitable Financial Life Insurance Company and consent to the incorporation by reference in the Registration Statement of our report dated April 14, 2023 relating to the financial statements of each of the variable investment options of Separate Account No. 70 indicated in our report.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

August 11, 2023